                                                                    EXHIBIT 99.1

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants...................................  F-2

Consolidated Financial Statements:

  Consolidated Balance Sheets at December 29, 1996 and December 28, 1997...  F-3

  Consolidated Statements of Operations for the fiscal years ended
   December 31, 1995, December 29, 1996, and December 28, 1997.............  F-4

  Consolidated Statements of Stockholders' Equity for the fiscal years ended December 31, 1995, December 29, 1996, and December 28, 1997.......  F-5

  Consolidated Statements of Cash Flows for the fiscal years ended
   December 31, 1995, December 29, 1996, and December 28, 1997.............  F-6

  Notes to Consolidated Financial Statements...............................  F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Boston Chicken, Inc.:

     We have audited the accompanying consolidated balance sheets of Boston Chicken, Inc. (a Delaware corporation) and subsidiaries as of December 29, 1996 and December 28, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 1995, December 29, 1996 and December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boston Chicken, Inc. and subsidiaries as of December 29, 1996 and December 28, 1997, and the results of their operations and their cash flows for the fiscal years ended December 31, 1995, December 29, 1996 and December 28, 1997 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company may not generate sufficient liquidity to meet its financial obligations which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 16. The financial statements do not include adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                        /s/ ARTHUR ANDERSEN  LLP


Denver, Colorado
February 18, 1998
(except Notes 6, 10 and
15 as to which the date
is March 30, 1998 and
Note 16 as to which the
date is May 19, 1998)

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                             DECEMBER 29,              DECEMBER 28,
                                                                                 1996                      1997
                                                                         -------------------      -------------------
     ASSETS
     ------
Current Assets:
     Cash and cash equivalents.................................              $  100,800               $   90,559
     Accounts receivable, net..................................                  22,438                   13,894
     Due from affiliates, net..................................                  10,246                        -
     Inventories...............................................                   2,585                   16,132
     Prepaid expenses and other current assets.................                   1,465                    1,436
     Deferred income taxes.....................................                   8,928                    2,353
                                                                         -------------------      -------------------
         Total current assets..................................                 146,462                  124,374
Property and Equipment, net....................................                 334,748                  530,582
Notes Receivable, net-Boston Chicken, Inc......................                 654,432                  609,175
Notes Receivable-Einstein/Noah Bagel Corp......................                 146,087                        -
Deferred Financing Costs, net..................................                  13,361                   24,570
Goodwill, net..................................................                 190,439                  639,364
Other Assets, net..............................................                  58,087                   77,062
                                                                         -------------------      -------------------
          Total assets.........................................              $1,543,616               $2,005,127
                                                                         ===================      ===================

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
Current Liabilities:
     Accounts payable..........................................              $   40,430               $   33,205
     Accrued expenses..........................................                  33,817                   85,207
     Other current liabilities.................................                   2,730                   14,119
     Deferred franchise revenue................................                  10,656                        -
                                                                         -------------------      -------------------
          Total current liabilities............................                  87,633                  132,531
Deferred Franchise Revenue.....................................                   7,740                    5,723
Convertible Subordinated Debt-Boston Chicken, Inc..............                 129,841                  417,020
Convertible Subordinated Debt-Einstein/Noah Bagel Corp.........                       -                  125,000
Liquid Yield Option Notes......................................                 182,613                  197,442
Senior Term Loan-Einstein/Noah Bagel Corp......................                       -                   24,000
Deferred Income Taxes..........................................                  40,216                    2,353
Other Noncurrent Liabilities...................................                   6,292                   44,753
Minority Interests.............................................                 153,441                  253,630
Commitments and Contingencies
Stockholders' Equity:
     Preferred Stock----$.01 par value; authorized  20,000,000
      shares; no shares issued and outstanding.................                       -                        -
     Common Stock----$.01 par value; authorized 480,000,000
      shares; issued and outstanding: 64,245,868 shares in 1996
       and 71,400,179  in 1997.................................                     642                      714
    Additional paid-in capital.................................                 827,611                  918,266
    Retained earnings (deficit)................................                 107,587                 (116,305)
                                                                         -------------------      -------------------
                                                                                935,840                  802,675
                                                                         -------------------      -------------------
          Total liabilities and stockholders' equity...........              $1,543,616               $2,005,127
                                                                         ===================      ===================

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            FISCAL YEARS ENDED
                                             ------------------------------------------------------------------------------
                                                  DECEMBER 31,                DECEMBER 29,                 DECEMBER 28,
                                                      1995                        1996                         1997
                                             --------------------        --------------------        ----------------------
                                                   (53 WEEKS)
Revenue:
  Company stores.............................            $ 51,566                    $ 83,950                     $ 261,077
  Royalties and franchise related fees.......              74,662                     115,510                       117,857
  Interest income............................              33,251                      65,048                        83,434
                                             --------------------        --------------------        ----------------------
     Total revenue...........................             159,479                     264,508                       462,368
Costs and Expenses:
  Cost of products sold......................              19,737                      31,160                        94,736
  Salaries and benefits......................              31,137                      42,172                       109,424
  General and administrative.................              41,367                      99,847                       292,534
  Provision for loan losses..................                   -                           -                       128,000
  Losses of Boston Chicken Inc.'s area
     developers..............................                   -                           -                        49,352
                                             --------------------        --------------------        ----------------------
     Total costs and expenses................              92,241                     173,179                       674,046
                                             --------------------        --------------------        ----------------------
Income (Loss) from Operations................              67,238                      91,329                      (211,678)
Other Income (Expense):
  Interest expense, net......................             (13,179)                    (14,446)                      (38,209)
  Gain on issuances of subsidiary's
    stock....................................                   -                      38,163                           192
  Other income, net..........................                 314                         137                         1,603
                                             --------------------        --------------------        ----------------------
     Total other income (expense)............             (12,865)                     23,854                       (36,414)
                                             --------------------        --------------------        ----------------------
Income (Loss) Before Income Taxes
     and Minority Interest...................              54,373                     115,183                      (248,092)
Income Taxes (Benefit).......................              20,814                      42,990                        (8,415)
Minority Interest in (Earnings) Loss
     of Subsidiaries.........................                   -                      (5,235)                       15,785
                                             --------------------        --------------------        ----------------------
Net Income (Loss)............................            $ 33,559                    $ 66,958                     $(223,892)
                                             ====================        ====================        ======================


Basic Earnings (Loss) Per Share..............               $0.71                       $1.07                        $(3.32)
                                             ====================        ====================        ======================
Diluted Earnings (Loss) Per Share............               $0.66                       $0.99                        $(3.32)
                                             ====================        ====================        ======================
Weighted Average Number of
  Shares Outstanding:
    Basic....................................              47,312                      62,857                        67,339
                                             ====================        ====================        ======================
    Diluted..................................              51,072                      71,143                        67,339
                                             ====================        ====================        ======================


The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                              Fiscal Years Ended
                                                  -----------------------------------------------------------------------
                                                      December 31,             December 29,               December 28,
                                                          1995                     1996                       1997
                                                  -------------------      -------------------      ---------------------
COMMON STOCK ($.01 par value)
  Balance at beginning of year...............                $    447                 $    591                  $     642
  Issuance of common stock...................                     125                       30                          -
  Conversion of convertible debt
    into common stock........................                       1                        -                          -
  Conversion of liquid yield option
    notes into common stock..................                       1                        3                          -
  Issuance of common stock in
    connection with acquisitions.............                      12                        5                         48
  Stock options..............................                       5                       13                         24
                                                  -------------------      -------------------      ---------------------
  Balance at end of year.....................                $    591                 $    642                  $     714
                                                  ===================      ===================      =====================
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year...............                $252,298                 $675,611                  $ 827,611
  Issuance of common stock, net of
    offering cost of  $13,851 in 1995 and
    $848 in 1996.............................                 383,784                  100,232                          -
  Conversion of convertible debt
    into common stock........................                     127                       31                        321
  Conversion of liquid yield option
    notes into common stock..................                   3,232                    8,192                         26
  Issuance of common stock in
    connection with acquisitions.............                  30,675                   14,709                     63,899
  Issuance of warrants.......................                       -                    8,373                        319
  Stock options, including
    income tax benefits of $4,049 in 1995,
    $15,204 in 1996, and $18,189 in 1997.....                   5,495                   20,463                     26,090
                                                  -------------------      -------------------      ---------------------
  Balance at end of year.....................                $675,611                 $827,611                  $ 918,266
                                                  ===================      ===================      =====================

RETAINED EARNINGS (DEFICIT)
  Balance at beginning of year...............                $  7,070                 $ 40,629                  $ 107,587
  Net income (loss)..........................                  33,559                   66,958                   (223,892)
                                                  -------------------      -------------------      ---------------------
  Balance at end of year.....................                $ 40,629                 $107,587                  $(116,305)
                                                  ===================      ===================      =====================



The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                 Fiscal Years Ended
                                                         ---------------------------------------------------------------
                                                           December 31, 1995     December 29, 1996     December 28, 1997
                                                         ---------------------------------------------------------------
Cash Flows from Operating Activities:
 Net income  (loss)......................................          $  33,559           $    66,958           $  (223,892)
 Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
    Depreciation and amortization........................             11,442                22,887                45,896
    Interest on liquid yield option notes................              8,075                13,793                14,829
    Gain on issuances of subsidiary's  stock.............                  -               (38,163)                 (192)
    Deferred income taxes................................             12,133                14,059               (31,288)
    Minority interest....................................                  -                 5,235               (15,785)
    Warrant and option expense...........................                  -                     -                 1,254
    Provision for loan losses............................                  -                     -               128,000
    Provision for write-down of assets...................                  -                14,550               102,922
    Revenue not recognized from Boston Chicken, Inc.'s
     area developers.....................................                  -                     -                21,019
    Losses of Boston Chicken, Inc.'s area
    developers...........................................                  -                     -                49,352
    Loss (gain) on disposal of assets....................                231                    68                (1,485)
    Changes in assets and liabilities, excluding
    effects from acquisitions:
       Accounts receivable and due from affiliates.......            (10,057)               (7,193)                6,764
       Accounts payable, accrued expenses
       and other current liabilities.....................              3,661                48,674               (52,886)
       Deferred franchise revenue........................               (303)                3,174                (9,057)
       Other assets and liabilities......................             (3,265)                  868                22,738
                                                                    --------              --------              --------
          Net cash provided by operating activities......             55,476               144,910                58,189
                                                                    --------              --------              --------
Cash Flows from Investing Activities:
  Purchase of property and equipment.....................           (145,756)             (115,062)              (44,743)
  Proceeds from the sale of assets.......................             80,910                86,320                12,141
  Acquisition of other assets............................             (3,475)              (22,370)               (7,696)
  Issuance of notes receivable...........................           (661,033)           (1,467,065)           (1,292,026)
  Repayment of notes receivable..........................            407,499               993,151               814,159
                                                                    --------              --------              --------
          Net cash used in investing activities..........           (321,855)             (525,026)             (518,165)
                                                                    --------              --------              --------
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock
  and warrants...........................................            385,360               112,863                11,341
  Proceeds from issuance of subsidiary's common stock....                  -               135,422                10,475
  Proceeds from issuance of convertible
  subordinated debt......................................                  -                     -               412,500
  Proceeds from issuance of liquid
  yield option notes.....................................            172,464                     -                     -
  Increase in deferred financing costs...................             (6,313)               (3,799)              (14,581)
  Proceeds from credit facilities........................            229,240                43,250               313,200
  Repayments of  credit facilities.......................           (229,240)             (117,256)             (283,200)
                                                                    --------              --------              --------
  Net cash provided by financing activities..............            551,511               170,480               449,735
                                                                    --------              --------              --------
  Net Increase (Decrease) in Cash and
  Cash Equivalents.......................................            285,132              (209,636)              (10,241)
  Cash and Cash Equivalents, beginning of  year..........             25,304               310,436               100,800
                                                                    --------              --------              --------
  Cash and Cash Equivalents, end of year.................          $ 310,436           $   100,800           $    90,559
                                                                    ========              ========              ========

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

Supplemental Cash Flow Information:
  Interest paid..........................................  $ 7,195     $  7,131    $ 24,794
                                                           =======     ========    ========
  Income taxes paid......................................  $ 3,299     $  5,055    $  1,792
                                                           =======     ========    ========
Non-Cash Transactions:
Tax benefit of stock options exercised...................  $ 4,049     $ 15,204    $ 18,189
                                                           =======     ========    ========
Conversion of notes receivable into equity interests
and acquired assets......................................  $  -        $123,500    $468,665
                                                           =======     ========    ========
Conversion of convertible subordinated notes and
liquid yield option notes, net of related deferred
financing costs, into common stock.......................  $ 3,361     $  8,226    $    347
                                                           =======     ========    ========
Issuance of common stock and note payable
for net assets and equity interests acquired.............  $30,687     $ 21,562    $ 67,128
                                                           =======     ========    ========


The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Boston Chicken, Inc. ("BCI") franchises and operates food service stores under the Boston Market brand name which specialize in fresh, convenient meal solutions featuring home style entrees, sandwiches, freshly prepared vegetables, salads, and other side dishes. BCI's majority-owned subsidiary, Einstein/Noah Bagel Corp. ("ENBC"), operates specialty retail stores that feature fresh-baked bagels, proprietary cream cheeses, coffees and teas, and soups, salads and sandwiches. Unless otherwise indicated, BCI and its subsidiaries (excluding
ENBC), are hereinafter referred to collectively as the "Company".

  At December 28, 1997, there were 1,166 Boston Market stores systemwide in the United States, consisting of 859 franchise stores and 307 stores owned by the Company. In 1995, the Company sold 91 Boston Market stores to area developers of the Company. In 1996 and 1997, the Company acquired 103 and 211 Boston Market stores, respectively, from area developers and other franchisees of the Company. Pursuant to the provisions of its franchise agreements, the Company's franchisees utilize the Company's trademarks, copyrights, recipes, operating procedures, and other elements of the Boston Market system in the operation of franchised Boston Market stores. At December 28, 1997, there were 574 ENBC stores in the United States, all of which were owned by a majority-owned subsidiary of ENBC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation. The accompanying consolidated financial statements include the accounts of BCI and its subsidiaries (including ENBC). All material intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year. The Company's and ENBC's fiscal year is the 52/53-week period ending on the last Sunday in December, and normally consists of 13 four-week periods. The first quarter consists of four periods, and each of the remaining three quarters consists of three periods, with the first, second, and third quarters ending 16 weeks, 28 weeks, and 40 weeks, respectively, into the fiscal year. Fiscal years 1996 and 1997 each contained 52 weeks, or 13 four-week periods. Fiscal year 1995 contained 53 weeks.

  Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments purchased with maturities of three months or less.

  Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, paper and plastic products, and supplies.

  Property and Equipment. Property and equipment is stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization has been calculated using the straight-line method with buildings and improvements being depreciated over 12 to 30 years, leasehold improvements being amortized over the lesser of their useful lives or their lease term, including option periods, furniture, fixtures, equipment, and computer software being depreciated over three to eight years, and pre-opening costs being depreciated over one year.

  Property and equipment include acquisitions of property and equipment, costs incurred in the development and construction of new stores, major improvements to existing stores, and costs incurred in the development and purchase of computer software. Pre-opening costs consist primarily of salaries and other direct expenses relating to the set-up, initial stocking, training, and general store management activities incurred prior to the opening of new stores.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

   The Accounting Standards Executive Committee of the AICPA has issued for comment a proposed statement of position ("SOP") titled "Reporting on the Costs of Start-up Activities." If issued as proposed, the new standard would require the Company to prospectively expense pre-opening costs as incurred. As currently proposed, the new SOP would not require restatement of prior periods and would be applied as of the beginning of the fiscal year in which the SOP is first adopted. Initial application would be reported as a cumulative effect of a change in accounting principle. The Company and ENBC do not anticipate the SOP will have a material impact on the Company's financial statements.

  Expenditures for maintenance and repairs are charged to expense as incurred. Development costs for franchised stores are expensed when the store opens.

  Goodwill.  Goodwill is amortized over a 35-year life.

  Long-Lived Assets. The Company and ENBC evaluate whether events and circumstances have occurred that indicate revision to the remaining useful life or the remaining balances of long-lived assets may be appropriate. Such events and circumstances include, but are not limited to, change in business strategy or change in current and long-term projected operating performance. When factors indicate that the carrying amount of an asset may not be recoverable, the Company and ENBC estimate the future cash flows expected to result from the use of such asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss equal to the excess of the carrying amount over the fair value of the asset will be recognized.

  Deferred Financing Costs. Deferred financing costs are amortized over the period of the related financing, which ranges from two to 20 years.

  Revenue Recognition. Revenue from Company stores and from ENBC stores is recognized in the period during which related food and beverage products are sold. Royalties are recognized in the same period that related franchise store revenue is generated. Revenue derived from initial franchise fees and area development fees is recognized when the franchised store opens. Interest, real estate services, and software maintenance fees are recognized as earned. Lease income is recognized over the life of the lease on a straight-line basis. Software license income is recognized as the software is placed in service. Pursuant to Statement of Financial Accounting Standards No. 45, "Accounting for Franchise Fee Revenue", commencing with the Company's and ENBC's announcements in October 1997 of their intent to transition from franchised to company-owned systems, both the Company and ENBC stopped recognizing initial franchise and area development fees for the opening of new stores. Further, commencing with the Company's announcement in October 1997 of its intent to acquire BC Equity Funding, L.L.C. ("BCEF") and Market Partners, L.L.C. ("Market Partners"), the Company ceased recognizing all royalties, franchise and related fees and interest income from area developers in which BCEF and Market Partners have preferred equity interests. Finally, if an area developer generates insufficient cash on a cumulative basis from store operations, capital contributions and other sources (excluding borrowings from the Company) to pay royalties, interest and franchise fees when due, the Company will not recognize such fees. The Company continues to charge the area developer royalties, franchise and related fees and interest but no longer recognizes these payments as revenue. The components of royalties and franchise related fees recognized as revenue are as follows (in thousands of dollars):

                                                                            Fiscal Years Ended
                                                      ------------------------------------------------------------
                                                           DEC. 31,             DEC. 29,              DEC. 28,
                                                             1995                 1996                  1997
                                                      ----------------    ------------------    ------------------
Royalties.............................................         $34,841              $ 55,821              $ 57,446
Initial franchise and area development fees...........          13,712                18,715                15,528
Lease and real estate services income.................          17,939                27,537                25,352
Software license and maintenance fees.................           7,723                13,104                19,531
Other.................................................             447                   333                     -
                                                      ----------------    ------------------    ------------------
     Total royalties and franchise related fees.......         $74,662              $115,510              $117,857
                                                      ================    ==================    ==================

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  Per Share Data. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Under the new standard, the Company was required to change the method used to compute earnings (loss) per share and to restate prior periods presented. A dual presentation of basic and diluted earnings (loss) per share is now presented. Basic earnings (loss) per share are computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share are computed based upon the weighted average number of common shares and dilutive Company securities outstanding during the period.

  Issuances of Subsidiaries' Stock. Changes in the Company's proportionate interest in the net assets of its subsidiaries that result from issuances of the subsidiaries' stock are recognized in operations as gains or losses in the period during which such issuances occur.

  Advertising Costs. Advertising costs are expensed in the period incurred. Advertising expenses, principally contributions to the National and Local Advertising Funds (See Note 8), were $3.8 million, $6.0 million and $25.9 million in 1995, 1996 and 1997, respectively.

  Employee Stock Options. The Company and ENBC account for their employee stock options in accordance with the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". Required pro forma disclosures of compensation expense determined under the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), are presented in Note 11.

  Employee Benefit Plan. The Company and ENBC each have a 401(k) plan to which neither the Company nor ENBC makes a contribution.

  Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications. Certain reclasssifications have been made to the 1996 amounts to conform with the 1997 presentation.

3.  ACQUISITIONS

  In a series of transactions that occurred during the period from March through August 1997, the Company acquired a 74% equity interest in BC New York, L.L.C. ("BCNY") through conversion of its loan to BCNY, and in consideration for the issuance of 165,793 shares of its common stock with a market value at the time of issuance of approximately $2.0 million and $0.3 million in cash. The BCNY transaction added 118 Boston Market stores in the metropolitan New York area, northern New Jersey, and Connecticut, to the Company store base. As of the date of conversion, total loan advances to BCNY were $80.0 million. As part of this transaction, the Company assumed approximately $13.2 million in liabilities owed to third parties. The transactions have been accounted for as purchases, and, accordingly, the purchase prices were allocated to identified assets and liabilities based upon their fair values at the date of the transactions, resulting in goodwill of approximately $64.0 million, which is being amortized over a 35-year life.

  In August 1997, the Company converted its loan to Mayfair Partners, L.P. ("Mayfair") into a 73% equity interest in Mayfair. The Mayfair transaction added 53 Boston Market stores in Washington, D.C., northern Virginia and portions of Maryland to the Company store base. As of the date of the transaction, total loan advances to Mayfair were $56.0 million. As part of this transaction, the Company assumed approximately $12.7 million in liabilities owed to third parties. The transaction has been accounted for as a purchase, and, accordingly, the purchase price was allocated to identified assets and liabilities based upon their fair values at the date of the transaction, resulting in goodwill of approximately $56.0 million, which is being amortized over a 35-year life.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  In August 1997, the Company purchased from Saad Nadhir, the Company's Co-Chairman of the Board and Chief Executive Officer and Scott Beck, the Company's Co-Chairman and President, approximately an 85% equity interest in Progressive Food Concepts, Inc. ("PFCI"), and a option to purchase Messrs. Nadhir's and Beck's remaining PFCI interests, for an aggregate of $2.0 million in cash and notes in the principal amount of approximately $6.4 million. The purchase price was equal to Messrs. Nadhir's and Beck's original cost for such interests in PFCI plus an 8% interest factor, calculated from the date of their original investment. In November 1997, the Company's ownership interest in PFCI increased to 100% as a result of (i) PFCI's redemption of the interest held by Harry's for $2.5 million and (ii) the Company's exercise of its option to purchase Messrs. Nadhir's and Beck's remaining interests in PFCI for approximately $700,000 in cash, which was equal to their original cost for such interests plus an 8% interest factor, calculated from the date of their original investment. In connection with the acquisition of the remaining interests of Messrs. Beck and Nadhir in PFCI, the Company prepaid approximately $3.2 million of the $6.4 million of notes payable and Messrs. Nadhir and Beck agreed to extend the maturity date of the remaining balance of such notes. As part of the acquisition, the Company assumed approximately $1.0 million in liabilities owed to third parties. The transactions have been accounted for as purchases, and, accordingly, the purchase prices were allocated to identified assets and liabilities based upon their fair values at the date of the transactions, resulting in goodwill of approximately $9.2 million, which is being amortized over a 35-year life.

  In three transactions occurring in August and September 1997, the Company purchased from BCE West, L.P., an area developer of the Company, 20 Boston Market stores in the Denver metropolitan area and related assets. The Company issued 1,467,440 shares of its common stock, with an aggregate market value at the time of issuance of approximately $18.3 million, for these assets. The transactions have been accounted for as purchases, and, accordingly, the purchase prices were allocated to identified assets and liabilities based upon their fair values at the date of the transactions, resulting in goodwill of approximately $11.8 million, which is being amortized over a 35-year life.

  In a series of transactions occurring in July and August 1997, the Company purchased the remaining equity interests in Mid-Atlantic Restaurant Systems L.P. ("Mid-Atlantic"), resulting in Mid-Atlantic becoming a wholly-owned subsidiary of the Company. The Company issued 298,037 shares of its common stock, with an aggregate market value at the time of issuance of approximately $3.9 million, for the equity interests. The transactions have been accounted for as a purchase, and, accordingly, the purchase prices were allocated to identified assets and liabilities based upon their fair values at the date of the transactions, resulting in goodwill of approximately $6.6 million, which is being amortized over a 35-year life.

  Finally, in December 1997, ENBC converted its outstanding loans to its area developers into a majority equity interest in the area developers. In addition, ENBC purchased additional area developer equity interests by exercising its option under each of the loan agreements to purchase the amount of equity available under the unfunded portion of the area developer loans, and four of ENBC's five area developers; Colonial Bagels, L.P. ("Colonial"), Great Lakes Bagels, L.P. ("Great Lakes"), Gulfstream Bagels, L.P. ("Gulfstream") and Sunbelt Bagels, L.L.C. ("Sunbelt") merged into the surviving area developer, Noah's Pacific, L.L.C. ("Noah's"), now known as Einstein/Noah Bagel Partners, L.P. ("Bagel Partners"). As a result of the loan conversions, the exercise of the option to acquire additional equity and the area developer merger, ENBC owns approximately 78% of Bagel Partners, with the remaining minority interest owned by Bagel Store Development Funding, L.L.C. ("Bagel Funding") and area developer management. The transactions have been accounted for as purchases, and, accordingly, the purchase prices were allocated to identified assets and liabilities based upon an estimate of their fair values at the date of the transactions. The goodwill resulting from each transaction, as shown below, (based upon a preliminary allocation) is being amortized over a 35-year life. The following is a summary of each area developer acquisition (in thousands of dollars):

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                                      LOAN                 OPTION                LIABILITIES
     AREA DEVELOPER                 CONVERTED              EXERCISE                ASSUMED                GOODWILL
-------------------------       ------------------     ------------------      -----------------      -------------------
Colonial.................                $46,000                $     -                $12,433                  $56,337
Great Lakes..............                 87,812                  8,688                 19,952                   76,713
Gulfstream...............                 69,927                 16,373                  8,918                   54,618
Sunbelt..................                 50,200                      -                  6,956                   47,428
Noah's...................                 76,862                  3,738                 19,785                   61,685

  In connection with the acquisitions, in January 1998, ENBC issued options to purchase 2,516,829 shares of its common stock, with an estimated fair value of $7.8 million, in exchange for options to purchase limited partnership interests in Bagel Partners at an exchange rate of one share of its common stock for every 15 units of Bagel Partners limited partnership interest. The options have an exercise price of $6.00 per share.

  The financial statements include the results of operations for all of the acquired entities from their respective dates of acquisition. The following represents the unaudited pro forma results of operations as if the purchase transactions described above had occurred at the beginning of the periods presented (in thousands of dollars, except per share data):

                                             1996                 1997
                                      ----------------     ----------------
        Revenue..................             $475,800            $ 755,838
        Net income (loss)........               34,397             (291,783)
        Basic earnings (loss) per
        share....................             $   0.53            $   (4.26)
        Diluted earnings (loss)
        per share................             $   0.52            $   (4.26)


4.  SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENT DATA

  Accounts Receivable, net

  Accounts receivable are net of an allowance for doubtful accounts of $424,000 at December 29, 1996 and $1,160,000 at December 28, 1997.

  Property and Equipment, net and Goodwill, net

                                                                 DEC. 29, 1996           DEC. 28, 1997
                                                             -------------------     -------------------
Property and equipment consist of  (in thousands of
 dollars):
   Land.................................................                $104,914                $101,685
   Buildings and improvements...........................                 148,642                 288,154
   Furniture, fixtures, equipment, and computer
      software..........................................                  98,817                 178,408
   Development in progress..............................                   5,184                       -
   Pre-opening costs....................................                     248                   1,142
                                                             -------------------     -------------------
                                                                         357,805                 569,389
   Less:  Accumulated depreciation and amortization.....                 (23,057)                (38,807)
                                                             -------------------     -------------------
             Total property and equipment, net..........                $334,748                $530,582
                                                             ===================     ===================

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  Included in property and equipment are $183.1 million (net of accumulated depreciation and amortization of $6.1 million) and $168.3 million (net of accumulated depreciation and amortization of $7.8 million) of assets leased to others at December 29, 1996 and December 28, 1997, respectively.

  Accumulated amortization at December 29, 1996 and December 28, 1997 on goodwill was $4.3 million and $12.9 million, respectively.

  Accrued Expenses

                                                                 Dec. 29, 1996          Dec. 28, 1997
                                                             -------------------    -------------------
Accrued expenses consist of (in thousands of dollars):
   Accrued payroll and fringe benefits..................                 $ 4,090                $21,833
   Accrued interest.....................................                   2,888                  7,153
   Accrued store equipment conversion costs.............                  14,778                      -
   Accrued vendor obligations...........................                       -                 13,761
   Accrued store and real estate disposition costs......                   5,866                 19,769
   Accrued other........................................                   6,195                 22,691
                                                             -------------------    -------------------
             Total accrued expenses.....................                 $33,817                $85,207
                                                             ===================    ===================

   Other Current Liabilities

                                                                 Dec. 29, 1996          Dec. 28, 1997
                                                             -------------------    -------------------
Other current liabilities consist of (in thousands of
 dollars):
   Notes payable and current portion of long-term debt..                  $    6                $13,851
   Federal and state income taxes payable...............                   2,724                    268
                                                             -------------------    -------------------
             Total other current liabilities............                  $2,730                $14,119
                                                             ===================    ===================

   Interest Expense, net

                                                                                     Fiscal Years Ended
                                                        --------------------------------------------------------------------------
                                                             Dec. 31, 1995              Dec. 29, 1996             DEC. 28, 1997
                                                        ---------------------      --------------------      ---------------------
Interest expense, net consists of (in thousands of
   dollars):
   Interest income......................................             $  2,173                  $  6,427                   $  5,706
   Interest expense.....................................              (15,352)                  (20,873)                   (43,915)
                                                        ---------------------      --------------------      ---------------------
             Interest expense, net......................             $(13,179)                 $(14,446)                  $(38,209)
                                                        =====================      ====================      =====================


5.  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

  Cash and Cash Equivalents. The carrying value approximates fair value due to the length of maturity of the investments.

  Notes Receivable. The estimated fair value of notes receivable, including the conversion option (See Note 10), is based on the discounted value of the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

  Debt. The fair value of publicly-traded debt instruments is based on publicly quoted market prices. The fair value of ENBC's senior term loan is based upon the discounted value of the future cash flows using ENBC's current cost of capital.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

The estimated fair values of the Company's financial instruments are as follows (in thousands of dollars):


                                                  DECEMBER 29, 1996                               DECEMBER 28, 1997
                                    -------------------------------------------     -------------------------------------------
                                          CARRYING                  FAIR                 CARRYING                   FAIR
                                           AMOUNT                   VALUE                 AMOUNT                    VALUE
                                    -------------------     -------------------     -------------------     -------------------
Cash and Cash Equivalents...........           $100,800                $100,800                $ 90,559                $ 90,559
Notes Receivable....................            800,519                 800,519                 609,175                 609,175
Convertible Subordinated Debt-BCI...            129,841                 163,600                 417,020                 250,599
Convertible Subordinated Debt-ENBC..                  -                       -                 125,000                  82,188
Liquid Yield Option Notes...........            182,613                 232,334                 197,442                 115,925
Senior Term Loan-ENBC...............                  -                       -                  30,000                  30,000

6.    DEBT

  Company Revolving Facility

  The Company has a revolving bank credit facility providing for borrowings of up to $85.0 million through December 1, 1999. Borrowings under the Company's facility are subject to a borrowing formula and may be either floating rate loans with interest at the agent's base rate, plus an applicable margin, or eurodollar rate loans with interest at the eurodollar rate, plus an applicable margin. A commitment fee of 0.50% of the average daily unused portion of the loan is required. The credit facility agreement contains covenants that, among other things, restrict other borrowings, prohibit cash dividends, limit systemwide overhead and require maintenance of specified systemwide average weekly net revenue per store and systemwide store cash flow.

  Specifically, the facility requires average weekly net revenue of at least $17,500 for the first quarter of fiscal 1998, $18,000 for the second quarter of fiscal 1998, $18,500 for the third quarter of fiscal 1998 and $19,000 for the fourth quarter of fiscal 1998 and the first quarter of fiscal 1999. Thereafter, average weekly net revenue is required to be at least $20,000. Systemwide average weekly net revenue for the first 12 weeks of the first quarter of fiscal 1998 has been below the Company's expectations and below the level required for the entire quarter by the covenant in the facility. The Company believes net average weekly revenue levels were below expectations for such period primarily because of the limited success of new casseroles and the resulting diversion of focus from the Company's core products and adverse regional weather conditions. While the Company believes, based upon its experience with the historical pattern of the Boston Market system's first quarter's sales and the marketing programs in place during the remainder of the quarter, that the Boston Market system can achieve sufficient improvement in average weekly net revenue during the remainder of the quarter to comply with the financial covenant, there can be no assurance that average weekly net revenue will improve or that the Company will comply with the financial covenant. If the Company is in violation of the facility, the Company will be unable to draw on its revolving credit facility. To the extent the Company does not have borrowing availability under the revolving credit facility, the Company will be required to obtain additional sources of capital, obtain an amendment to its revolving credit facility, or otherwise restructure its existing indebtedness. If the Company is unable to obtain additional capital, obtain an amendment to its revolving credit facility or otherwise restructure its outstanding indebtedness, the Company may not be able to meet its obligations. In addition, if the Company is in violation of the facilities agreement, upon action of the required number of lenders, the outstanding principal balances under the Company's revolving credit facility and other senior credit facilities may be accelerated. Any such acceleration would also permit holders of other senior and subordinated debt of the Company to exercise their remedies, which include acceleration of their debt. The Company's facility also limits the use of cash consideration in any acquisition of BCEF and Market Partners to $10.0 million (See Note 15). As of December 28, 1997, the Company had $4.0 million in letters of credit outstanding which were issued under the credit facility. The Company's facility and its 1996 master lease facility (See Note 9) are collateralized by substantially all of its assets.

ENBC Revolving Facility and Term Loan

  ENBC has a $25.0 million revolving bank credit facility, none of which was outstanding at December 28, 1997 and a term loan facility under which $30.0 million was outstanding at December 28, 1997. Both facilities expire in October 2000. Borrowings under the credit facility are subject to a borrowing base formula. Interest on both facilities is at the agent's base rate, plus an applicable margin, or at the eurodollar rate, plus an applicable margin. The interest rate at December 28, 1997 was 9.0%. A commitment fee of 0.50% of the average daily unused portion of the credit facility is required. Both facilities contain covenants that, among other things, restrict other borrowings, prohibit cash dividends, and require maintenance of specified average weekly store net sales and cash flow ratios and limit overhead levels. Both facilities are collateralized by substantially all of ENBC's assets. The term loan facility requires quarterly principal payments of $1.5 million which began on March 1, 1998, and continue through October 2000, at which time the outstanding balance is due.

Company Subordinated Debt

  In February 1994, the Company issued $130.0 million of 4 1/2% convertible subordinated debentures due February 1, 2004. Interest is payable semiannually on February 1 and August 1 of each year. The debentures are convertible at any time prior to maturity into shares of the Company's common stock at a conversion rate of $27.969 per share, subject to adjustment under certain conditions. The debentures may be redeemed at the option of the Company initially at 103.15% of their principal amount and at declining prices thereafter, plus accrued interest. In 1996 and 1997, $31,000 and $321,000 of convertible subordinated debentures were converted into 1,107 shares and 11,475 shares of common stock, respectively. In addition, the Company is required, as of 40 business days after the occurrence of a Change in Control (as defined in the indenture relating to the debentures) to purchase all or any part of any debenture at the option of the debenture holder.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  In April 1997, the Company issued $287.5 million of 7 3/4% convertible subordinated debentures due May 1, 2004. Interest is payable semiannually on May 1 and November 1 of each year. The debentures are convertible at any time prior to maturity into shares of the Company's common stock at a conversion rate of $26.70 per share, subject to adjustments under certain conditions. The debentures may be redeemed at the option of the Company beginning May 1, 2000, initially at 104.43% of their principal amount and at declining prices thereafter, plus accrued interest. In addition, the Company is required, as of 40 business days after the occurrence of a Change in Control (as defined in the indenture relating to the debentures) to purchase all or any part of any debenture at the option of the debenture holder.

  In June 1995, the Company completed the sale of $828.0 million aggregate principal amount at maturity of Liquid Yield Option Notes due June 1, 2015 ("LYONs") for which the Company received gross proceeds of approximately $172.5 million. The LYONs are zero-coupon subordinated notes that were sold at an issue price of $208.29 per $1,000 principal amount due at maturity, representing an 8% yield. Each LYON is convertible at the option of the holder at any time on or prior to maturity into 8.532 shares of common stock of the Company. In the event the holder exercises the option to convert, the holder will not receive any payment for the accrued original issue discount. The Company is obligated to purchase the LYONs at the option of the holder as of June 1, 2000, June 1, 2005, and June 1, 2010, for a purchase price per LYON of $308.32, $456.39, and $675.57, respectively. The Company may elect to pay the purchase price in cash, common stock of the Company or a combination thereof.
Commencing on June 1, 2000, the LYONs are redeemable at the option of the Company for cash, at a price equal to the original issue price plus accrued original issue discount through the redemption date. In 1996 and 1997, $8.2 million and $26,000 of LYONs were converted into 328,942 shares and 955 shares of common stock, respectively. In addition, the Company is required, as of 40 business days after the occurrence of a Change in Control (as defined in the indenture relating to the LYONs) to purchase all or any part of any LYONs at the option of the LYONs holder.

ENBC Subordinated Debt

  In May 1997, ENBC issued $125.0 million of 7 1/4% convertible subordinated debentures due June 1, 2004. Interest is payable semiannually on June 1 and December 1 of each year. The debentures are convertible at any time prior to maturity into shares of ENBC's common stock at a conversion rate of $21.25 per share, subject to adjustments under certain conditions. The debentures may be redeemed at the option of ENBC beginning June 1, 2000, initially at 104.14% of their principal amount and at declining prices thereafter, plus accrued interest. In addition, ENBC is required, as of 40 business days after the occurrence of a Change in Control (as defined in the indenture relating to the debentures) to purchase all or any part of any debenture at the option of the debenture holder.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

7.  INCOME TAXES

  The primary components that comprise the deferred tax assets and liabilities at December 29, 1996 and December 28, 1997 are as follows (in thousands of dollars):

                                                                     DEC. 29, 1996             DEC. 28, 1997
                                                               ----------------------     --------------------
Deferred tax assets:
Notes receivable, net.....................................                   $      -                 $ 75,291
Property and equipment....................................                          -                   10,286
Accounts payable and accrued expenses.....................                      7,502                   11,928
Deferred franchise revenue................................                      6,355                    2,232
Other noncurrent liabilities..............................                        730                    3,081
ENBC net operating loss carryforward......................                      6,648                    2,410
Intangible assets.........................................                      1,582                    1,349
Other.....................................................                      1,411                    3,943
                                                               ----------------------     --------------------
     Total deferred tax assets............................                     24,228                  110,520

Deferred tax liabilities:
Gain on issuances of subsidiary's stock...................                    (14,883)                 (14,958)
Property and equipment....................................                    (13,400)                       -
Goodwill..................................................                     (8,678)                  (5,714)
Other.....................................................                     (8,273)                  (6,082)
                                                               ----------------------     --------------------
     Total deferred tax liabilities.......................                    (45,234)                 (26,754)
                                                               ----------------------     --------------------
                                                                              (21,006)                  83,766
Valuation allowance.......................................                    (10,282)                 (83,766)
                                                               ----------------------     --------------------
     Net deferred tax liability...........................                   $(31,288)                $      -
                                                               ======================     ====================

Income taxes consist of the following (in thousands of dollars):

                                                                    FISCAL YEARS ENDED
                                           -----------------------------------------------------------------
                                                 DEC. 31,               DEC. 29,                DEC. 28,
                                                   1995                   1996                    1997
                                           ------------------     ------------------     -------------------
Current:
   Federal.................................           $ 7,784                $24,359                $ 20,796
   State...................................               897                  4,572                   6,857
                                           ------------------     ------------------     -------------------
                                                        8,681                 28,931                  27,653
Deferred:
   Federal.................................            10,743                 11,841                 (32,368)
   State...................................             1,390                  2,218                  (3,700)
                                           ------------------     ------------------     -------------------
                                                       12,133                 14,059                 (36,068)
                                           ------------------     ------------------     -------------------
                                                      $20,814                $42,990                $ (8,415)
                                           ==================     ==================     ===================

   For the years ended December 31, 1995, December 29, 1996 and December 28, 1997, the Company recognized income tax benefits pertaining to the exercise of stock options of $4,049,000, $15,204,000, and $18,189,000, respectively, which are accounted for as a direct increase to additional paid-in capital and do not reduce reported income tax expense.

   As of December 29, 1996 and December 28, 1997, ENBC had net deferred tax assets of $10.3 million and $9.8 million, respectively, both amounts which were fully offset by a valuation allowance due to uncertainty regarding realization of the related tax benefits. The decrease in the valuation allowance of $478,000 in 1997 was due to the utilization of a portion of ENBC's operating loss carryforwards, offset by allowances on deferred tax assets added during 1997. During 1996 and 1997, ENBC utilized $2.5 million and $10.0 million, respectively, of operating loss carryforwards which had been fully offset by a valuation allowance. The tax benefit from the reduction in the valuation allowance has

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES
been treated as a reduction of goodwill. ENBC files a separate tax return from the Company. As of December 28, 1997, ENBC had remaining operating loss carryforwards available to reduce future taxable income of approximately $6.2 million that begin to expire in 2010. As of December 28, 1997, the Company had a net deferred tax asset of $74.0 million, which amount was fully offset by a valuation allowance due to uncertainty regarding realization of the related tax benefits.

  The difference between the Company's actual tax provision and the tax provision that would result from applying the statutory federal income tax rate to income (loss) before income taxes and minority interest is attributable to the following (in thousands of dollars):

                                                                     Fiscal Years Ended
                                           -------------------------------------------------------------------
                                                 Dec. 31,                DEC. 29,                 DEC. 28,
                                                   1995                    1996                     1997
                                           ------------------      ------------------       ------------------
Income tax expense (benefit) at
   statutory rate..........................           $19,031                 $40,314                 $(86,832)
State taxes (benefit), net of federal
   amounts.................................             1,740                   4,492                   (8,039)
Tax attributes of minority interest
   in (earnings) losses of subsidiaries....                 -                  (2,042)                   5,157
Other......................................                43                     226                    3,860
Change in valuation allowance..............                 -                       -                   77,439
                                           ------------------      ------------------       ------------------
Provision (benefit) for income taxes.......           $20,814                 $42,990                 $ (8,415)
                                           ==================      ==================       ==================

8.  NATIONAL AND LOCAL ADVERTISING FUNDS

   The Company administers a National Advertising Fund (the "Fund") to which all stores contribute 2% of net revenue. Collected amounts are spent primarily on developing marketing and advertising materials for use systemwide. The Company also maintains Local Advertising Funds ("LAFs") that provide advertising and sales promotion support (primarily television and radio media time) for stores in particular markets. Periodic contributions are made by all stores (a minimum of 4% of net revenue). The Company disburses funds and accounts for all transactions related to the Fund and LAFs. Such amounts are not segregated from the cash resources of the Company; however, consistent with Statement of Financial Accounting Standards No. 45 "Accounting for Franchise Fee Revenue", such amounts are accounted for separately and are not included in the financial statements of the Company because the Company acts only as an agent for its franchisees in placing orders for advertising and paying related invoices out of such accounts.

   The Fund had an accumulated deficit of $15.2 million at December 29, 1996 and $12.9 million at December 28, 1997, which were funded by advances from the Company, $10.2 million and $12.9 million of which were recorded in Due from Affiliates at December 29, 1996 and December 28, 1997, respectively, and $5.0 million of which was recorded in Notes Receivable at December 29, 1996. The amount advanced as of December 28, 1997 has been offset by an allowance for uncollectible amounts.

9.  COMMITMENTS AND CONTINGENCIES

  Through December 28, 1997, BCEF had invested an aggregate of $56.7 million in certain Boston Market area developers in the form of 10% cumulative preferred equity, redeemable by the area developers at a premium initially equal to 10% of the initial issue price, to be increased by 2% each year up to a maximum of 20% of the initial issue price plus accrued dividends (the "Redemption Price"). In the event the Company's conversion and option rights under its secured loan agreement with any of these area developers expire unexercised (See Note 10) and the Company does not consent to an area developer's request to undertake a firm commitment underwritten public offering of the stock of such area developer, the Company has agreed to purchase the preferred equity of such area developer from BCEF at the Redemption Price (See Note 15).

  Through December 28, 1997, Bagel Funding had invested a total of approximately $89.6 million (representing an approximate 21% equity interest) in Bagel Partners. Bagel Funding has the right to require Bagel Partners or ENBC to

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES
redeem Bagel Funding's equity interest in Bagel Partners at a pre-determined formula price based on the store level cash flow of Bagel Partners in the event that, at any time after December 5, 1999 and prior to June 5, 2001, ENBC does not consent to a public offering of such equity interests or the termination of certain rights and obligations under franchise and license agreements between ENBC and Bagel Partners. Such rights become exercisable prior to December 5, 1999 if there is a Change in Control (as defined in the Bagel Partners' partnership agreement) of ENBC. ENBC or Bagel Partners may pay the purchase price for such equity interests in cash, shares of ENBC's common stock, or any combination thereof.

  The Company has entered into two master lease facilities (the "1995 Facility" and the "1996 Facility") for the purpose of leasing equipment and real estate for stores owned by the Company and its area developers. As of December 28, 1997, the total amount outstanding under the 1995 Facility and 1996 Facility was $237.8 million. Both the 1995 Facility and the 1996 Facility have implicit interest rates of LIBOR plus an applicable margin and have terms, including renewal options, of between three and five years and contain a purchase option. The 1996 Facility is cross-collateralized and cross-defaulted with the Company's revolving credit facility (See Note 6). The Company subleases a majority of the leased assets to its area developers. The subleases to area developers contain substantially the same terms as the master leases. The Company is contingently liable for $172.4 million, if it elects not to purchase the leased assets or renew the leases. Such contingent obligation would be reduced by a portion of the proceeds received by the lessor on the sale of the leased assets and payments received from the subleases.

  The Company and ENBC lease sites for stores and for their support centers in Golden, Colorado. Lease terms generally range from five to ten years, with two or three five-year renewal options. Most of the leases contain escalation clauses and common area maintenance charges.

   The Company and ENBC also purchase or lease real estate and equipment that they then lease, sublease, or assign to an area developer, franchisee or other parties. The leases, subleases, and assignment terms to area developers, franchisees or other parties are negotiated at arm's length on commercially reasonable terms. The Company is contingently liable for all lease costs, including common area maintenance charges.

  The following is a schedule of future minimum rental payments that are required under operating leases that have initial or remaining noncancellable lease terms in excess of one year, sublease proceeds, guarantees and assignments, and rental receipts due under leases on property and equipment owned by the Company and ENBC as of December 28, 1997 (in thousands of dollars):

                                                                                                                 MINIMUM
                                                                                                            RENTAL RECEIPTS ON
                                                                     NET                                       PROPERTY AND
                         MINIMUM                                   MINIMUM              GUARANTEES              EQUIPMENT
                          RENTAL             SUBLEASE              RENTAL                  AND                    OWNED
                         PAYMENTS            PROCEEDS             PAYMENTS             ASSIGNMENTS            BY THE COMPANY
                    ----------------     ---------------     -----------------     ------------------    ----------------------
1998................        $103,389            $ 53,600              $ 49,789               $ 10,962                  $ 14,972
1999................          66,936              21,418                45,518                 10,594                    15,344
2000................          55,145               6,196                48,949                 10,379                    16,046
2001................          49,912               5,890                44,022                 16,739                    16,464
2002................          43,755               5,365                38,390                 11,161                    16,523
Later Years.........         184,232              22,752               161,480                 64,686                    65,987
                    ----------------     ---------------     -----------------     ------------------    ----------------------
                            $503,369            $115,221              $388,148               $124,521                  $145,336
                    ================     ===============     =================     ==================    ======================

  Rent expense, net of sublease income, under operating leases was $4,495,000, $4,637,000 and $20,596,000 for fiscal years 1995, 1996, and 1997, respectively.

  The Company and ENBC have entered into agreements with certain vendors which provide for minimum purchases over specified terms. Such agreements call for retroactive rate adjustments or cash settlement in the event of purchase shortfalls. Management believes that the ultimate settlement of such commitments will not have a material impact on the consolidated financial position or results of operations.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  The Company, two executive officers who are also directors (the "Individual Defendants"), certain investment banking firms which had underwritten securities offerings by the Company (the "Underwriter Defendants") and the Company's independent public accountants are defendants in a class action lawsuit filed in the United States District Court for the District of Colorado (the "federal proceeding"). The federal proceeding is comprised of separate actions that were consolidated into one action for pre-trial purposes on August 8, 1997. The Company, the Individual Defendants, the Underwriter Defendants and the Company's independent public accountants, are defendants in a separate class action lawsuit filed in Jefferson County District Court in the State of Colorado (the "state proceeding"). The state proceeding is comprised of two separate actions that were consolidated into one action on November 13, 1997. Also on November 13, 1997, the judge in the state proceeding agreed to stay the state proceeding until resolution of the federal proceeding. The complaints in the federal proceeding and the state proceeding allege, among other things, that the Company and the other defendants violated Sections 11, 12(2) and 15 of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, as well as certain similar provisions of Colorado state securities statutes. The plaintiffs are seeking, among other things, (i) to certify each of the complaints as a class action on behalf of all persons who purchased securities of the Company during the purported class period, (ii) an award of unspecified compensatory damages, interests and costs to all members of the purported class period and (iii) equitable relief permitted by law, equity or federal or state statutes. On February 10, 1998, the Company filed a motion to dismiss the complaint in the federal case. The Company believes that the complaints are without merit and intends to vigorously defend against the allegations made in such complaints.

  ENBC, certain of its current and former executive officers and directors, the underwriters in ENBC's initial public offering and the ENBC's independent public accountants are defendants in a class action lawsuit filed in the United States District Court for the District of Colorado. The lawsuit is comprised of separate actions that were consolidated into one action for pre-trial purposes. ENBC and certain of the other defendants are also defendants in a class action lawsuit filed in state court in Jefferson County Colorado, although such action has been stayed pending resolution of the federal case. The complaints allege, among other things, that ENBC and the other defendants violated Sections 11, 12(2) and 15 of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934, as amended and Rule 10b-5 promulgated thereunder, as well as certain similar provisions of Colorado state securities statutes. In each case, the plaintiffs are seeking, among other things, (i) to certify their complaint as a class action on behalf of all persons who purchased the securities of ENBC during the purported class period, (ii) an award of unspecified compensatory damages, interest and costs to all members of the purported class and (iii) equitable relief permitted by law, equity or federal
or state statutes.   On February 10, 1998, ENBC filed a motion to dismiss the
complaint in the federal case. ENBC believes that the complaints are without merit and intends to vigorously defend against the allegations made in such complaints.

  In July 1997, GFI America, Inc. a former vendor of processed beef products to the Company and its area developers initiated an action against the Company by filing a complaint in the District Court of Hennepin County, Minnesota. In the complaint, the plaintiff asserted various causes of action including misappropriation of trade secrets, breach of unilateral and bilateral contract, breach of fiduciary duty, fraud, promissory estoppel, equitable estoppel and violation of Minnesota trade secrets law arising from the Company's decision to stop purchasing processed beef products from plaintiff and commence purchasing such products from another vendor. The plaintiff sought injunctive relief and unspecified damages, reasonable attorney's fees and costs, and such other relief available under state law. The matter was removed to federal court, and in October 1997, the court denied the plaintiff's motion for injunctive relief. The Company filed a motion to dismiss the complaint in September 1997. The Company's motion to dismiss is pending, and discovery continues. The Company denies the material allegations asserted in the complaint and intends to vigorously defend against the complaint.

  The Company and ENBC have become subject to other various lawsuits, claims, and other legal matters in the course of conducting its business, including its business as a franchisor. The Company and ENBC believe that the outcome of such other lawsuits, claims, and other legal matters will not have a material impact on the Company's consolidated financial position or results of operations.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

10.  AREA DEVELOPER AND OTHER FINANCING

  Area Developer Financing

  The Company offers convertible and non-convertible secured debt financing to Boston Market area developers to partially finance store development and working capital needs. Advances under the facility are permitted in a predetermined maximum amount, generally equal to three to four times the amount of the area developer's contributed capital. Upon expiration of the draw period, the loan converts to an amortizing term loan payable in periodic installments, sometimes with a final balloon payment. The Company may extend the draw and repayment periods, subject to the area developer purchasing additional development rights, contributing additional capital, or in connection with other amendments to the loan agreement. Interest is set at the applicable reference rate of Bank of America National Trust and Savings Association as established from time to time (8.5% at December 28, 1997 and an average rate of 8.4% for 1997) plus 1%, and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer and generally by a pledge of the equity interests of the owners of the developer.

  (a)  LOAN CONVERSION OPTION

  The Company may convert all or any portion of the loan amount after a moratorium period (generally two years from execution or subsequent amendment of the loan) and generally after the area developer has completed not less than 80% of its area developer commitments or in the event of certain defaults and generally up to the later of full repayment of the loan or a specified date in the agreement, into equity in the area developer at the conversion price set forth in the loan agreement, which is at a premium over the per unit price paid by the investors in the area developer for their equity investment made concurrently with the execution of the loan agreement or subsequent amendments thereto. The Company has received from all but one of its area developers, a waiver of the moratorium period. Default provisions contained in the area developer loans typically include default in payment of principal and interest, breach of a representation or warranty or of any covenant contained in the loan agreement or security instruments, bankruptcy or bankruptcy-related act of the borrower, resignation or termination of key management personnel, default under the area development agreement, termination of three or more franchise agreements, dissolution or liquidation, material adverse change in financial condition, default of other indebtedness, the master lease, sublease or any real estate lease, a judgment in excess of $100,000 (not satisfied, vacated or covered by insurance) and the invalidity or termination of any security instrument. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire, at the loan conversion price, the amount of additional equity it could have acquired by conversion of the loan, had the loan been fully drawn. On average, upon conversion or exercise of the option, the Company would own approximately an 80% interest in each of its area developers.

  In March 1998, the Company converted its loan to Great Lakes, L.L.C.
("Great Lakes") into an 85% equity interest in Great Lakes. The Great Lakes transaction added 113 Boston Market stores, operating in Chicago, Detroit, Milwaukee, Toledo and parts of Indiana to the Company store base. As of the date of the transaction, total loan advances to Great Lakes were $119.2 million.

                      BOSTON CHICKEN, INC. AND SUBSIDIARIES

  (b)  COMMITMENTS TO EXTEND AREA DEVELOPER FINANCING

  The following tables summarize loan commitments, loan availability, outstanding loan balances (included in Notes Receivable on the Company's balance sheets) and contributed capital for Boston Market and ENBC area developers (in thousands of dollars, except number of area developers):

                                                                     DECEMBER 29,              DECEMBER 28,
                                                                         1996                      1997
                                                                -------------------       -------------------
BOSTON MARKET:
--------------
Number of area developers receiving financing.............                       15                        14
Loan commitments..........................................                $ 838,043                  $842,148
Loan availability.........................................                 (190,778)                  (42,105)
                                                                -------------------       -------------------
Loans outstanding (included in Notes Receivable)..........                $ 647,265                  $800,043
                                                                ===================       ===================
Contributed capital.......................................                $ 286,413                  $276,104
                                                                ===================       ===================

                                                                     DECEMBER 29,
                                                                         1996
                                                                -------------------
ENBC:
-----
Number of area developers receiving financing.............                       11
Loan commitments..........................................                $ 283,200
Loan availability.........................................                 (142,446)
                                                                -------------------
Loans outstanding (included in Notes Receivable)..........                $ 140,754
                                                                ===================
Contributed capital.......................................                $  75,765
                                                                ===================

  The following tables summarize area developer financing activity of Boston Market area developers during fiscal years 1996 and 1997 and of ENBC area developers from conversion (June 17, 1996) through December 29, 1996 and during fiscal 1997 (in thousands of dollars):

                                                                               FISCAL YEARS ENDED
                                                                ----------------------------------------------
                                                                     DECEMBER 29,              DECEMBER 28,
                                                                         1996                      1997
                                                                -------------------       --------------------
Boston Market:
--------------
Area developer loan balances, beginning of year...........               $  411,418                  $ 647,265
Additional loan advances..................................                1,044,861                    925,386
Loan repayments...........................................                 (766,114)                  (636,589)
Loans converted into equity or eliminated
   in consolidation.......................................                  (42,900)                  (136,019)
                                                                -------------------       --------------------
Area developer loan balances, end of year.................               $  647,265                  $ 800,043
                                                                ===================       ====================

                                                                               FISCAL YEARS ENDED
                                                                ----------------------------------------------
                                                                     DECEMBER 29,              DECEMBER 28,
                                                                         1996                      1997
                                                                -------------------       --------------------
ENBC:
-----
Area developer loan balances, at conversion
  (June 17, 1996) of the Company loan or beginning                          $ 41,224                $ 140,754
   of year................................................
Loan advances.............................................                   153,961                  359,218
Loan repayments...........................................                   (54,431)                (169,171)
Loans converted into equity...............................                         -                 (330,801)
                                                                --------------------      -------------------
Area developer loan balances, end of year.................                  $140,754        $             -
                                                                ====================      ===================

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  The majority of the loan advance and repayment activity reflects the revolving nature of the loans, that is, amounts are drawn and repaid on a regular basis to optimize cash management.

  The principal maturities of the aforementioned receivables are as follows (in thousands of dollars):

        1998..............................             $     72
        1999..............................                  252
        2000..............................                2,631
        2001..............................                4,747
        2002..............................                4,770
        Thereafter........................              787,571
                                          ---------------------
                                                       $800,043
                                          =====================

  (c) AREA DEVELOPER INFORMATION

   Three Boston Market area developers accounted for approximately 14%, 12%, and 10% of the Boston Market area developers' notes receivable balance at December 28, 1997 and no other Boston Market area developer individually accounted for 10% or more of such notes receivable balance as of such date.

  A loan is considered impaired if it is probable that the Company will be unable to collect all contractual principal and interest when due. As of December 28, 1997, the Company believed that all the area developer loans may be impaired. Once a loan is deemed impaired, the Company determines the ultimate collectibility of the loan without regard to the contractual terms of the existing loan. Such evaluation resulted in a provision for potential loan losses of $128.0 million, which related to nine of the area developer loans aggregating $503.4 million. No provision for potential loan losses was deemed necessary for the remaining five area developer loans which had an aggregate balance of $296.6 million. The Company did not have any impaired loans at December 29, 1996. The provision for potential loan losses for 1997 was based upon management's review of use of loan proceeds, the form and amount of consideration proposed in the acquisition of BCEF and Market Partners (See Note 15) and evaluations regarding the cost and availability of capital and the value of the collateral securing the loans. The provision for potential loan losses does not relieve the area developer of their obligation to repay their indebtedness to the Company. The balance at the beginning of fiscal 1997, average balance for the year and balance at the end of the year, of all of the Company's 14 area developer loans, was $518.9 million, $690.5 million and $800.0 million, respectively. The Company recognizes interest income on impaired loans, if in its judgement, the interest is ultimately collectible. Total interest income for 1997 recognized on impaired loans was $55.3 million, all of which has been collected by the Company. The total interest income the Company would have earned based upon the contractual terms of the loans was $56.5 million in 1997. The activity in the allowance for loan losses for 1997 was as follows (in thousands of dollars):

Balance at December 29, 1996.............              $       -

Provision for loan losses...............                 128,000

Loan write-offs..........................                      -
                                              ------------------
Balance at December 28, 1997.............              $ 128,000
                                              ==================

  Commencing from the date the Company announced its intent in October 1997, to acquire BCEF and Market Partners, the Company has recognized in a single line item on its consolidated statement of operations, the net losses of the area developers in which BCEF and Market Partners have preferred equity interests, which aggregated $49.4 million. The Company continues to charge such area developers royalties, franchise and related fees and interest, but no longer recognizes these payments as revenue. The area developer net losses recognized by the Company have been correspondingly reduced by the amount of the royalties, franchise and related fees and interest not recognized by the Company, which amounts aggregated $15.7 million. In addition, if an area developer generates insufficient cash on a cumulative basis from store operations, capital contributions and other sources (excluding borrowings from the Company) to pay royalties, interest and franchise fees when due, the Company will not recognize such fees, which amounts

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES
aggregated $5.3 million in 1997. The area developer losses and revenue not recognized by the Company have been presented as a reduction of the notes receivable balance from area developers in the accompanying balance sheet.
As a result of the foregoing, the Boston Market area developer notes receivable balance as of December 28, 1997, is summarized as follows (in thousands of dollars):


Notes Receivable..................               $ 800,043
Provision for loan losses.........                (128,000)
Losses of area developers.........                 (49,352)
Revenue from area developers not
recognized........................                 (21,019)
                                       --------------------
Notes Receivable, net.............               $ 601,672
                                       ====================


The following tables set forth certain combined financial information provided to the Company by Boston Market financed area developers. During 1996, two financed area developers were formed, and their data have been included in the table for 1996 from the dates of their respective formation and two financed area developers combined with two other financed area developers with geographically contiguous territories. The table excludes Mid-Atlantic, New Jersey Rose, L.L.C., and BCNY for both years and Mayfair and Great Lakes for 1997, the loans to which have been converted into equity or eliminated in consolidation (in thousands, except number of financed area developers and store data):

                                                                  DECEMBER 29,               DECEMBER 28,
                                                                     1996                        1997
                                                               -------------------      -------------------
Boston Market Financed Area Developers:
---------------------------------------

Total number of financed area developers..................                      14                       13
Total number of financed area developer stores open.......                     841                      734

Balance sheet data:
   Total gross assets.....................................               $ 640,534                $ 516,300
   Total debt:
      To the Company......................................                 555,105                  687,366
      To third parties (including capital lease                             23,797                   20,462
       obligations).......................................
   Total other liabilities (including trade payables).....                 105,635                  108,974
   Total stockholder/partner/member deficit...............                (102,754)                (377,960)

                                                                             FISCAL YEARS ENDED
                                                               --------------------------------------------
                                                                  DECEMBER 29,               DECEMBER 28,
                                                                      1996                       1997
                                                               --------------------     -------------------
Statement of operations data:
   Gross revenue..........................................                $ 865,082               $ 801,792
   Income (loss) from continuing operations...............                 (156,505)               (337,342)

Statement of cash flows data:
   Cash flows from (used in) operating activities.........                $(128,819)              $(244,435)
   Cash flows from (used in) investing activities.........                  (82,307)                (35,555)
   Cash flows from (used in) financing activities.........                  212,366                 272,555
                                                               --------------------     -------------------
        Net change in cash................................                $   1,240               $  (7,435)
                                                               ====================     ===================

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  The following tables set forth certain combined financial information as of December 29, 1996, and the year then ended, provided to ENBC by its financed
area developers.   During 1996, ten financed area developers were formed, and their data have been included in the table for 1996 from the dates of their respective formation and one financed area developer combined with one other financed area developer with geographically contiguous territory.

                                                                     Dec. 29,
                                                                       1996
                                                               -------------------
ENBC Financed Area Developers:
------------------------------

Total number of financed area developers..................                11
Total number of financed area developer stores open.......               301

Balance sheet data:
   Total gross assets.....................................          $221,156
   Total debt:
      To ENBC.............................................           140,754
      To third parties....................................                 -
   Total other liabilities (including trade payables).....            37,033
   Total partner/member equity............................            33,847

                                                                      FISCAL YEAR ENDED
                                                                           DEC. 29,
                                                                             1996
                                                                     -------------------
Statement of operations data:
   Gross revenue..........................................               $ 109,940
   Income (loss) from continuing operations...............                 (40,592)

Statement of cash flows data:
   Cash flows from (used in) operating activities.........               $ (16,382)
   Cash flows from (used in) investing activities.........                (187,955)
   Cash flows from (used in) financing activities.........                 205,756
                                                                     -------------------
         Net change in cash................................              $   1,419
                                                                     ===================

Other Financing

     PFCI has provided Harry's Farmers Market, Inc. ("Harry's") with two credit facilities (the "Loans"): (i) a $12.0 million refinancing loan, all of which was outstanding as of December 28, 1997 (the "Refinancing Loan"), and the proceeds of which were used by Harry's to repay other indebtedness and (ii) a $5.5 million development loan, $1.5 million of which was outstanding as of December 28, 1997 (the "Development Loan"). PFCI is obligated upon the request of Harry's, subject to certain conditions, to advance an additional principal amount of $2.0 million of the Development Loan on each of May 3, 1998 and November 3, 1998 (or at any time after such dates and prior to January 31, 2002). Proceeds of the Development Loan are to be used by Harry's to fund (i) expenditures in connection with the development of a business model for the improvement and expansion of Harry's business and facilities, (ii) the refurbishment of existing Harry's Farmers Market megastores and Harry's in a Hurry stores, and (iii) the development of new Harry's in a Hurry stores. The Loans bear interest at 5% per annum until January 31, 2002, and thereafter at a per annum rate equal to the rate designated by Bank of America National Trust and Savings Association as its reference rate plus 1%. Interest only is payable quarterly on the Loans until January 31, 2002, after which date the Loans become an amortized term loan payable in 20 equal quarterly installments of principal and interest unless otherwise exchanged as described below.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

     Subject to certain conditions, PFCI has the option, after July 30, 1998 and until April 2002, to contribute to Harry's the principal amount of the Loans in exchange for approximately 13% of the common voting equity of Harry's, on a fully diluted basis as of December 28, 1997. Subject to certain exceptions, PFCI is obligated, not later than January 31, 2002, to contribute the principal amount of the Refinancing Loan to Harry's in exchange for approximately 9.0% of the common voting equity of Harry's on a fully diluted basis as of December 28, 1997. As of December 28, 1997, the carrying value of the outstanding balance of the Refinancing Loan was $6.0 million and the carrying value of the Development Loan was $1.5 million.

11.  STOCKHOLDERS' EQUITY

     In December 1995, the Company completed the public sale of 10,350,000 shares of its common stock, receiving net proceeds of approximately $342.0 million.

  Warrants

  The Company has issued warrants to purchase 905,651 shares of common stock to third parties exercisable at prices ranging from $7.03 to $25.00. The warrants expire at various dates through December 2001.

  Stock Option Plans

  The Company has stock option plans (the "Plans") under which options to purchase up to 17,240,000 shares of common stock may be granted. Under the terms of the Plans, the Company may grant options to certain employees and officers and directors of, and consultants to, the Company. The option price is equal to the fair market value on the date of the grant and each option has a
term of ten years.   The options vesting period is determined at the time of the stock option grant by the Stock Option Committee of the board of directors. Except with respect to the stock option exchange program described below, options granted to date generally vest at either 10% at the end of the first year, an additional 20% at the end of the second year, an additional 30% at the end of the third year and the balance vesting at the end of the fourth year from the date of the grant or vest ratably over a four-year period. The Company's 1997 stock option plan provides for 100% vesting of all outstanding options upon the occurrence of a Change in Control (as defined in the option plan). As of December 28, 1997, approximately 3.2 million options were outstanding under the 1997 stock option plan.

  In October 1997, the Stock Option Committee of the board of directors authorized a stock option exchange program to provide employees the opportunity to exchange existing options for new options priced at fair market value on the date of exchange. Approximately 3.4 million vested and unvested outstanding options with original exercise prices ranging from $11.19 to $37.88 per share were canceled in exchange for the grant of the same number of new options with an exercise price of $8.94 per share. The vesting schedule of the new options was determined based on the grant date of the canceled options. New options issued upon cancellation of options originally granted from January 1, 1994 through November 14, 1994 vest 100% on November 10, 1998. New options issued upon cancellation of options originally granted from November 15, 1994 through December 18, 1995 vest 50% on each of November 10, 1998 and November 10, 1999. New options issued upon cancellation of options originally granted after December 18, 1995, vest 33% on each of November 10, 1998, November 10, 1999 and November 10, 2000.

  The Company also maintains a stock option plan for non-employee directors (the "Directors Plan") under which options to purchase up to 360,000 shares of common stock may be granted. Under the terms of the Directors Plan, the Company automatically grants to each director who is not an officer or employee of the Company, options to purchase shares having a fair market value of $200,000 at the date of grant, each time they are elected or reelected as a director of the Company. The option price is equal to the fair market value of the stock on the date of grant and each option generally has a term of ten years. The options are exercisable at the end of one year of service from the date of grant.

  ENBC has employee stock option plans under which options to purchase up to 11,813,146 shares of common stock of ENBC may be granted. ENBC also has a stock option plan for non-employee directors under which options to purchase up to 100,000 shares of common stock of ENBC may be granted. The terms of these plans are generally similar to the

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

Company's plans, however, option grants to each director who is not an officer or employee of the Company are limited to a market value of $50,000 at the date of grant.

  The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Company's stock options granted at fair market value to employees. Had employee compensation expense for the Company's plans been determined based on the fair value at the grant date for awards in 1995, 1996 and 1997 consistent with the provisions of SFAS No. 123, the Company's net income (loss) and basic and diluted earning
(loss) per share would have been as indicated below (in thousands, except per share data):

                                                       1995                     1996                      1997
                                               -------------------      -------------------       ------------------
Net income (loss) - as reported..........             $33,559                  $66,958                $(223,892)
Net income (loss) - pro forma............             $33,015                  $62,638                $(237,438)
Basic earnings (loss) per share -
   as reported...........................             $  0.71                  $  1.07                $   (3.32)
Basic earnings (loss) per share -
   pro forma.............................             $  0.70                  $  1.01                $   (3.59)
Diluted earnings (loss) per share -
  as reported............................             $  0.66                  $  0.99                $   (3.32)
Diluted earnings (loss) per share -
  pro forma..............................             $  0.65                  $  0.94                $   (3.59)

   The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                       1995                     1996                      1997
                                               -------------------      -------------------       ------------------

Expected volatility......................               38.0%                    37.1%                    45.0%
Risk-free interest rate..................                6.8%                     6.3%                     6.2%
Expected lives...........................             5 years                  5 years                  5 years
Dividend yield...........................                   0                        0                        0

   Activity under the option plans is as follows:


                                                                                                WEIGHTED AVERAGE SHARE
                                                NUMBER OF COMPANY OPTIONS                            EXERCISE PRICE
                                    -----------------------------------------------         ---------------------------------
                                       1995              1996               1997             1995           1996        1997
                                    ---------         ----------         ----------         ------        ------       ------
Company plans:

Options outstanding at
  beginning of fiscal year.         8,140,421          8,668,265          8,704,381         $ 5.81        $ 8.36       $12.33

  Options granted..........         1,141,955          1,647,550          5,079,441          24.37         26.31        14.66
  Options  exercised.......          (539,899)        (1,343,647)        (2,298,410)          2.68          3.94         3.04
  Options forfeited........           (74,212)          (267,787)        (5,123,291)         21.07         15.13        23.68
                                    ---------         ----------         ----------         ------        ------       ------
Options outstanding at
  end of fiscal year.......         8,668,265          8,704,381          6,362,121         $ 8.36        $12.33       $ 8.53
                                    =========         ==========         ==========         ======        ======       ======
Options exercisable at
  end of fiscal year.......         2,693,143          4,152,163          2,566,891         $ 3.25        $ 4.41       $ 5.13
                                    =========         ==========         ==========         ======        ======       ======

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

   Information on Company options outstanding and options exercisable as of December 28, 1997, is as follows:

                                              COMPANY OPTIONS OUTSTANDING                      COMPANY OPTIONS EXERCISABLE
                                ----------------------------------------------------       ---------------------------------
                                                       WEIGHTED
                                                       AVERAGE                                                  WEIGHTED
                                                      REMAINING          WEIGHTED                                AVERAGE
     RANGE OF                   NUMBER OF            CONTRACTUAL         AVERAGE           NUMBER OF          EXERCISE PRICE
 EXERCISE PRICE                  OPTIONS             LIFE (YEARS)     EXERCISE PRICE        OPTIONS              PER SHARE
-----------------               ---------            ------------     --------------      -----------         --------------
$  1.00 - $  3.00               1,261,960               4.24              $ 1.54          1,241,960               $ 1.53
   3.01 -    6.00                 949,347               5.36                4.15            949,347                 4.15
   6.01 -    9.00               3,202,647               9.87                8.93                  -                    -
  12.01 -   15.00                 244,580               6.93               14.88            134,070                14.88
  15.01 -   18.00                 325,739               6.43               17.55            147,632                17.72
  18.01 -   21.00                  27,779               6.78               19.89             17,767                19.52
  21.01 -   24.00                  96,987               9.19               22.76              8,988                22.25
  24.01 -   27.00                  63,074               8.34               25.17              9,088                24.95
  27.01 -   30.00                   2,127               7.85               29.72                614                29.75
  30.01 -   33.00                 143,984               8.40               30.96             26,174                31.00
  33.01 -   36.00                  43,897               8.35               35.52             31,251                35.75
                                ---------            -------          ----------          ---------           ----------
                                6,362,121               7.71              $ 8.53          2,566,891               $ 5.13
                                =========            =======          ==========          =========           ==========

   Activity under the ENBC option plans is as follows:

                                                                    NUMBER OF                            WEIGHTED
                                                                      ENBC                            AVERAGE SHARE
                                                                     OPTIONS                          EXERCISE PRICE
                                                           ----------------------------             --------------------
                                                              1996              1997                 1996         1997
                                                           ----------         ---------             -------      -------
Options outstanding at beginning
   of fiscal year (or date of loan conversion).....        3,410,734          3,478,075              $ 6.50       $ 6.87
     Options granted...............................          239,714          2,327,327               12.57        11.48
     Options exercised.............................          (47,440)          (269,904)               5.89         6.20
     Options forfeited.............................         (124,933)          (579,611)               7.98        11.44
                                                           ----------         ---------             -------      -------
Options outstanding at end of fiscal year..........        3,478,075          4,955,887              $ 6.87       $ 8.58
                                                           ==========         =========             =======      =======
Options exercisable at end of fiscal year..........          275,824            557,816              $ 5.93       $ 6.56
                                                           ==========         =========             =======      =======

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  Information on ENBC options outstanding and exercisable as of December 28, 1997, is as follows:

                                            ENBC OPTIONS OUTSTANDING                         ENBC OPTIONS EXERCISABLE
                                ----------------------------------------------------       ----------------------------
                                                     WEIGHTED
                                                      AVERAGE                                             WEIGHTED
                                                     REMAINING           WEIGHTED                          AVERAGE
   RANGE OF                     NUMBER OF           CONTRACTUAL           AVERAGE          NUMBER OF    EXERCISE PRICE
EXERCISE PRICES                  OPTIONS            LIFE (YEARS)      EXERCISE PRICE        OPTIONS        PER SHARE
---------------                 ---------           ------------      --------------       ---------    --------------
$ 5.00 - $ 6.00                 1,283,812               7.45              $ 5.88            406,151          $ 5.88
  6.01 -   9.00                 1,188,333               8.04                6.58             99,718            6.56
  9.01 -  12.00                 2,456,251               9.60               10.79             50,300           11.44
  12.01 - 15.00                     5,288               8.58               15.00                523           15.00
  18.01 - 21.00                    10,736               9.37               18.63                  -               -
  27.01 - 30.00                     9,124               8.94               29.59                911           29.59
  30.01 - 33.00                     1,546               8.77               32.65                137           32.63
  33.01 - 34.00                       797               8.81               33.66                 76           33.67
                                ---------           ------------      --------------       ---------    --------------
                                4,955,887               8.67              $ 8.58            557,816          $ 6.56
                                =========           ============      ==============       =========    ==============

  As of December 28, 1997, the Company had 33,337,013 shares of common stock reserved for issuance upon exercise of stock options and warrants and conversion of convertible subordinated debentures and LYONs.

Earnings (Loss) Per Share

  A reconciliation of the weighted average number of shares of common stock and dilutive Company securities used in the computation of basic and diluted earnings (loss) per share is as follows (in thousands):

                                                            DECEMBER 31,           DECEMBER 29,           DECEMBER 28,
                                                                1995                   1996                   1997
                                                         -----------------     ------------------     ------------------
Weighted average number of common shares
outstanding to compute basic earnings (loss) per
share...............................................                47,312                 62,857                 67,339
Dilutive effect of common stock options,
warrants and convertible debentures.................                 3,760                  8,286                      -
                                                         -----------------     ------------------     ------------------
Diluted weighted average number of
shares outstanding..................................                51,072                 71,143                 67,339
                                                         =================     ==================     ==================

     For the year ended December 29, 1996, net income was increased by $3.6 million in the computation of diluted earnings per share. The increase to net income represents interest expense, net of income taxes on the Company's 4 1/2% convertible subordinated debentures.

     The calculation of diluted earnings (loss) per share excludes the Company's liquid yield option notes and convertible subordinated debentures (other than the impact in 1996 of the 4 1/2% convertible subordinated debentures) because of their antidilutive effect. In addition, stock options and warrants outstanding in 1995 and 1996, which had exercise prices greater than the average market price of the Company's common stock, were excluded from the 1995 and 1996 computations because of their antidilutive effect. All stock options and warrants outstanding in 1997 were excluded from the computation because of their antidilutive effect.

12.  RELATED-PARTY TRANSACTIONS

     The Company and ENBC have entered into secured loan, area development, and franchise agreements with certain area developers in which certain directors and officers of the Company, ENBC and members of their families have a direct

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES
or indirect equity interest. These entities have paid approximately $20.0 million, $41.0 million and $60.0 million in national and local advertising contributions in 1995, 1996 and 1997. The Company and ENBC (since conversion on June 17, 1996) have also sold to certain of these entities, stores, inventory, equipment, and other miscellaneous assets, including reimbursement of the Company's and ENBC's general and administrative costs and expenses, common stock, and warrants to purchase common stock for which they received approximately $14.6 million, $30.5 million and $3.6 million in 1995, 1996 and 1997, respectively. In 1997, the Company purchased from certain of these entities, Boston Market stores and related assets for a purchase price of $25.6 million. The Company has paid to one of these area developers $100,000 in 1995 for various services. The Company believes that the terms of these agreements are as favorable to the Company as those with other area developers of the Company.

  Pursuant to Statement of Financial Accounting Standards No. 57 "Related Party Disclosures", all Company and ENBC financed area developers may be or may have been deemed to be related parties as a result of the lending and franchise relationships with their area developers. Total royalties and franchise related fees earned from all financed area developers were $59.9 million, $110.9 million and $116.6 million in 1995, and 1996 and 1997, respectively. Total interest income earned from all financed area developers was $32.0 million, $57.1 million and $81.6 million in 1995, 1996 and 1997, respectively. Total notes receivable from all financed area developers were $788.0 million and $800.0 million at December 29, 1996 and December 28, 1997, respectively.

  Certain officers and directors of the Company have an equity interest in ENBC. For the Company's 1995 fiscal year, ENBC paid to the Company approximately $1.2 million for the purchase of furniture, equipment, and other miscellaneous assets. In addition, ENBC paid to the Company approximately $3.0 million and $7.6 million in software license, software maintenance, real estate, financial advisory, accounting fees, and interest on its loan with the Company during fiscal 1995 and 1996 (prior to conversion on June 17, 1996), respectively.

  As of December 29, 1996 and December 28, 1997, ENBC had notes receivable from a stockholder of $3.4 million. The notes receivable bear interest at the applicable reference rate of Bank of America National Trust and Savings Association plus 1%. Principal and interest are due April 2001. The notes are collateralized by various assets.

  Certain officers and directors of the Company are officers and minority investors in BCEF, having invested $4.2 million of an aggregate of $60.0 million at December 28, 1997. The Company has been engaged by BCEF to be its manager for which it received fees of $375,000 in 1995 and $125,000 in 1996. Neither the Company nor ENBC has an equity interest in BCEF.

  Certain officers and directors of the Company and ENBC and members of their families are investors in Bagel Funding, having invested $16.3 million of an aggregate of $89.6 million. ENBC is the manager of Bagel Funding. Bagel Funding paid $250,000 to ENBC (since conversion on June 17, 1996) during 1996 in its capacity as manager. Neither the Company nor ENBC has an equity interest in Bagel Funding. Certain officers and directors of ENBC and members of their families acquired equity interests in ENBC's area developers in exchange for promissory notes. These equity interests were converted into equity interests in Bagel Partners in December 1997 and were redeemed in exchange for cancellation of such promissory notes (having an aggregate principal amount of approximately $2.1 million) in January 1998.

  Certain officers and directors of the Company have an equity interest in Market Partners, having invested $9.4 million of an aggregate of $76.5 million at December 28, 1997. Neither the Company nor ENBC has an equity interest in Market Partners.

  During 1997, the Company purchased approximately a 92% equity interest in PFCI for $2.7 million in cash and notes in the principal amount of approximately $6.4 million from Saad Nadhir and Scott Beck (See Note 3). PFCI, prior to its acquisition, paid $0.5 million in interest on its loan with the Company.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

     In July 1997, the Company sold to certain directors and members of their family, all of its 20,000 shares of Series A Convertible Preferred Stock (the "Series A Stock") of Spincycle, Inc. ("Spincycle") owned by the Company. The Company sold the Series A Stock to such investors for $199.25 per share. Such per share price was the same per share price paid to Spincycle by third party investors not affiliated with Spincycle in June 1997 for shares of preferred stock of Spincycle with substantially the same terms as the Series A Stock. The Company sold its investment in Spincycle because such investment was unrelated to its core business. Such sale provided the Company with an opportunity to liquidate an otherwise illiquid investment for an aggregate gain of $1.5 million.

     During 1995 and 1996, the Company paid approximately $662,000 and $282,000, respectively, to Bowana Aviation, Inc. ("Bowana") for the use of aircraft. Scott Beck and a relative owned Bowana. The Company believes that the amounts charged are at rates at least comparable to those charged by third parties.


13.  ENBC EQUITY OFFERINGS

     During 1996 and 1997, from the date of the conversion of the Company's loan to ENBC, ENBC issued approximately 9.9 million shares of its common stock to third parties pursuant to an initial and a subsequent public offering, a concurrent non-underwritten public offering, and through the exercise of stock options and warrants at prices ranging from $5.88 per share to $28.58 per share. Prior to these transactions, the Company held approximately a 70% interest in ENBC, and subsequent to these transactions at December 28, 1997, the Company held approximately a 52% interest in ENBC. These transactions generated a pretax gain of approximately $38.2 million in 1996 and $0.2 million in 1997, as a result of ENBC issuing shares of common stock at prices per share greater than the Company's carrying value. Deferred income taxes have been provided on the gain.

14.  IMPAIRMENT LOSS

     In addition to the impairment loss on notes receivable (See Note 10), in 1997, the Company recognized an impairment loss of $76.3 million on various long-lived assets. The loss resulted primarily from the planned disposition of store related real estate for closed Boston Market stores and the discontinuation of computer software, hardware and other store related programs, all of which had a net book value of $80.1 million. The Company plans to dispose of the real estate in 1998. In addition, ENBC recognized an impairment loss of $10.8 million which related primarily to the planned closure of a bagel dough production facility, anticipated to be disposed of in 1998. In addition, as a result of ENBC's transition to a Company-owned system, ENBC wrote-off certain store development costs and other store related programs. ENBC assets subject to the impairment loss had a net book value of $11.6 million. The impairment losses are included in general and administrative expenses in the accompanying statement of operations.

15.  SUBSEQUENT EVENT

     In March 1998, the Company entered into an agreement with BCEF and Market Partners to acquire BCEF and Market Partners. The agreement calls for the Company to acquire BCEF and Market Partners through a proposed merger of BCEF and Market Partners with and into a wholly-owned subsidiary of the Company for aggregate consideration of $126.8 million aggregate liquidation preference of 10% Series A Exchangeable Preferred Stock of the Company (the "Preferred Stock"), 3.5 million shares of common stock of the Company and $10.0 million in cash. The 10% dividend payable quarterly on the Preferred Stock is payable, at the Company's option, in either additional shares of Preferred Stock or cash for a period of three years and is payable in cash thereafter. The Preferred Stock is optionally redeemable by the Company at any time, in cash, at redemption prices which start at 50% of the liquidation preference and increase over time. The Preferred Stock is mandatorily redeemable in 2005 at a price of 110% of the liquidation preference. The transaction is subject to approval of holders owning at least two-thirds of the interest of each of BCEF and Market Partners, regulatory approvals and final documentation.

16.  GOING CONCERN

     On May 19, 1998, the Company announced that as the result of its analysis of operating results for the quarter ended April 19, 1998, and subsequent periods, it concluded that based upon the decline in store cash flow of the Boston Market system during 1998, unless the Company is able to renegotiate its senior credit facilities, sell assets and/or improve Boston Market store performance, the Company may not generate sufficient liquidity to meet its financial obligations in 1998. The Company is holding discussions with its senior lenders to restructure the repayment terms and financial covenants of its credit facilities and evaluating the sale of assets in an effort to improve its liquidity. In addition, based upon the trends in performance of the Boston Market system to date, the Company may not remain in compliance with certain covenants contained in its senior credit facilities. If the Company is in violation of the senior credit facilities, upon action of the required number of lenders, the outstanding principal balances under the Company's revolving credit facility and other senior credit facilities, including the master lease, which in the aggregate totaled $241.8 million as of April 19, 1998 may be accelerated. Any such acceleration would also permit holders of other senior and subordinated debt of the Company to exercise their remedies, which include acceleration of their debt which in the aggregate totaled approximately $619.3 million as of April 19, 1998. Due to the uncertainties related to these matters, there exists substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.